Exhibit 99.1

NextWave in Discussions with Noteholders Regarding Forbearance

Waiver obtained from Holders of Senior Notes

SAN DIEGO – July 18, 2011 – NextWave Wireless Inc. (OTCQB: WAVE-News) (the “Company” or “NextWave”) today announced that the holders of the Company’s Senior Secured Notes (the “First Lien Notes”), having an aggregate principal amount of approximately $129 million at June 30, 2011, have provided a limited waiver of the Company’s obligation to pay such notes in full on July 17, 2011. The limited waiver will expire on August 1, 2011. NextWave is in active negotiations with the holders of all series of its secured notes regarding an agreement whereby such holders would forbear for a longer period of time from exercising their respective rights and remedies relating to certain potential defaults under the agreements relating to each class of notes.

NextWave has been engaged in discussions with the holders of its secured notes relating to a maturity extension and related amendments to its note agreements since January 2011. These discussions have not resulted in a maturity extension. An independent committee of NextWave’s Board of Directors has authorized the Company’s financial advisor to seek alternative sources of financing to repay the Senior Notes and Second Lien Notes. At this time, alternative financing has not been identified and cannot be assured. During the term of a forbearance agreement, if such an agreement is obtained, NextWave would seek to complete a refinancing transaction, negotiate a maturity extension or pursue another alternative with respect to its pending debt maturities.

In addition to the First Lien Notes, the Company also has outstanding Senior-Subordinated Secured Second Lien Notes due 2011 (the “Second Lien Notes”), having an aggregate principal amount of $179 million at June 30, 2011, which will mature in November 2011 and Senior-Subordinated Secured Third Lien Notes due 2011 (the “Third Lien Notes”), having an aggregate principal amount of $640 million at June 30, 2011, which will mature in December 2011. As previously disclosed, NextWave’s cash reserves are not sufficient to meet these payment obligations. If the limited waiver expires in the absence of a comprehensive forbearance agreement, a refinancing transaction or a maturity extension, an event of default will arise under the First Lien Notes, Second Lien Notes and Third Lien Notes. Based on such default, and subject to the terms of an intercreditor agreement among the various classes of notes, the holders of the secured notes could proceed against the assets pledged to collateralize these obligations, including all of NextWave’s domestic wireless spectrum assets. These conditions raise substantial doubt about NextWave’s ability to continue as a going concern. Inability to obtain a forbearance agreement, and ultimately a refinancing transaction or maturity extension, would significantly restrict the Company’s ability to operate and could cause it to seek relief through a filing in the United States Bankruptcy Court. Any alternative financing, maturity extension or other resolution with respect to the maturities of NextWave’s secured notes may be costly to obtain, and could involve the issuance of equity securities that could cause significant dilution to NextWave’s existing stockholders.

About NextWave Wireless Inc.

NextWave Wireless Inc. is a wireless technology company that manages and maintains worldwide wireless spectrum licenses.

Additional Information

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. There can be no assurances that forward-looking statements will be achieved. Actual events or results could differ materially from the events or results predicted by such statements. Important factors that could cause actual events or results to differ materially are discussed in greater detail in the filings of NextWave with the Securities and Exchange Commission (SEC), and include, without limitation, the outcome of ongoing negotiations with the holders of NextWave’s secured notes. All such documents are available through the SEC’s website at www.sec.gov. NextWave makes no commitment to update any forward-looking statements in order to reflect subsequent changes in events or circumstances except as may be required pursuant to applicable law.

NextWave Wireless Inc. Contacts

NextWave Wireless Investor Relations Francis J. Harding Chief Financial Officer NextWave Wireless 619.573.1570 investinfo@nextwave.com	NextWave Wireless Public Relations Jeff Seedman Vice President Ruder Finn, Inc. 310.882.4009 seedmanj@ruderfinn.com